      As filed with the Securities and Exchange Commission on May 31, 2001

                                        Registration No. 333-
                                                             -----------------
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                               ON ASSIGNMENT, INC.
             (Exact name of registrant as specified in its charter)


                DELAWARE                                         95-4023433
    (State or other jurisdiction of                           (I.R.S. Employer
     incorporation or organization)                         Identification No.)

         26651 WEST AGOURA ROAD                                    91302
          CALABASAS, CALIFORNIA                                  (Zip Code)
(Address of Principal Executive Offices)


                               ON ASSIGNMENT, INC.
                         RESTATED 1987 STOCK OPTION PLAN
                    (As amended and restated July 11, 2000)
                            (Full title of the plan)

                                 H. TOM BUELTER
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                               ON ASSIGNMENT, INC.
                             26651 WEST AGOURA ROAD
                           CALABASAS, CALIFORNIA 91302
                     (Name and address of agent for service)

                                 (818) 878-7900
          (Telephone number, including area code, of agent for service)

                                   Copies to:
                            DAVID A. EBERSHOFF, ESQ.
                           FULBRIGHT & JAWORSKI L.L.P.
                            865 SOUTH FIGUEROA STREET
                               TWENTY-NINTH FLOOR
                          LOS ANGELES, CALIFORNIA 90017


                         CALCULATION OF REGISTRATION FEE


=========================================================================================================================

                                                                  Proposed maximum    Proposed maximum
                                               Amount to be      offering price per  aggregate offering     Amount of
  Title of securities to be registered        registered (1)          share (2)           price (2)      registration fee
-------------------------------------------------------------------------------------------------------------------------
Options to purchase Common Stock
under the Restated 1987 Stock
Option Plan..............................       2,000,000                N/A                 N/A               N/A

Common Stock, $0.01 par value............       2,000,000              $20.665           $41,330,000         $10,333
=========================================================================================================================

(1) Includes an indeterminable number of shares of Common Stock issuable as a result of the anti-dilution provisions of the Restated 1987 Stock Option Plan (As amended and restated July 11, 2000).
(2) Pursuant to Rule 457(c) and (h), the proposed maximum offering price is estimated, solely for the purpose of determining the registration fee, on the basis of the average high and low prices of the Common Stock on the Nasdaq Stock Market on May 29, 2001.

================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

     On Assignment, Inc. (the "Registrant") incorporates by reference in this Registration Statement the following documents heretofore filed by the Registrant with the Securities and Exchange Commission (the "SEC"):

          (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000; and

          (b) The Registrant's quarterly report on Form 10-Q for the quarter ended March 31, 2001.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

ITEM 4. Description of Securities.

     A. Classes of Stock. The Registrant is authorized to issue two classes of stock designated, respectively, as "Common Stock" and "Preferred Stock". The total number of shares which the Registrant is authorized to issue is Seventy-Six Million (76,000,000) shares. Seventy- Five Million (75,000,000) of the authorized shares are Common Stock, par value $.01 per share, and One Million (1,000,000) of the authorized shares are Preferred Stock, par value $.01 per share.

     B. Rights, Preferences and Restrictions of Preferred Stock. The Registrant's authorized Preferred Stock may be issued from time to time in series. Subject to the protective voting rights which may be granted to the Preferred Stock or series thereof in Certificates of Determination or the Registrant's Certificate of Incorporation ("Protective Provisions"), the Board of Directors of the Registrant is authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable Protective Provisions, but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors of the Registrant is also authorized to increase or decrease the number of shares of any series, prior to subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. Currently, the Registrant has no shares of Preferred Stock outstanding.

     C.   Common Stock.

          1. Dividends. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Registrant, out of any assets of the Registrant legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          2. Liquidation Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to liquidation, upon the liquidation, dissolution or winding up of the Registrant, the assets of the Registrant shall be distributed to the holders of the Common Stock.

          3.   Redemption. The Common Stock is not redeemable.

          4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ITEM 5. Interests of Named Experts and Counsel.

     Not applicable.

ITEM 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws provide for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its officers and directors. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

ITEM 7. Exemption from Registration Claimed.

     Not applicable.

ITEM 8. Exhibits.

          4 On Assignment, Inc. Restated 1987 Stock Option Plan (As amended and restated July 11, 2000) (incorporated by reference to the Registrant's Annual Report on Form 10-K, filed with the SEC on March 29, 2001).

          5 Opinion of Fulbright & Jaworski L.L.P. as to the legality of the securities being registered.

          23.1      Consent of Fulbright & Jaworski L.L.P. (included as part of
                    Exhibit 5).

          23.2 Consent of Deloitte & Touche, LLP, independent public accountants.

          24        Power of Attorney (contained on page 6 hereof).

ITEM 9. Undertakings.

     A.   The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the On Assignment, Inc. Restated 1987 Stock Option Plan (As amended and restated July 11, 2000).

     B. The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California on the 30th day of May, 2001.


                                 ON ASSIGNMENT, INC.


                                 By: /s/ H. TOM BUELTER
                                     ----------------------------------
                                      H. Tom Buelter
                                      Chairman of the Board and
                                      Chief Executive Officer



                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints H. Tom Buelter and Ronald W. Rudolph, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re- substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                Signature                                        Title                                     Date
-----------------------------------------         ------------------------------------                --------------

/s/ H. TOM BUELTER                                Chairman of the Board and                            May 30, 2001
-----------------------------------------         Chief Executive Officer
H. Tom Buelter                                    (Principal Executive
                                                  Officer)


/s/ RONALD W. RUDOLPH                             Executive Vice President-                            May 30, 2001
-----------------------------------------         Finance and Chief Financial
Ronald W. Rudolph                                 Officer (Principal Financial
                                                  and Accounting Officer)

/s/ KAREN BRENNER
-----------------------------------------         Director                                             May 30, 2001
Karen Brenner

/s/ WILLIAM E. BROCK
-----------------------------------------         Director                                             May 30, 2001
Honorable William E. Brock

/s/ JONATHAN S. HOLMAN
-----------------------------------------         Director                                             May 30, 2001
Jonathan S. Holman

/s/ JEREMY M. JONES
-----------------------------------------         Director                                             May 30, 2001
Jeremy M. Jones


                                  EXHIBIT INDEX



Exhibit Number                 Description                          Page Number
--------------          ---------------------------                 -----------
     4(1)          On Assignment, Inc. Restated 1987 Stock
                   Option Plan (As amended and restated
                   July 11, 2000).

       5 Opinion of Fulbright & Jaworski L.L.P. as to the legality of the securities being registered.

     23.1          Consent of Fulbright & Jaworski L.L.P.
                   (included as part of Exhibit 5).

     23.2          Consent of Deloitte & Touche, LLP, independent
                   public accountants.
      24           Power of Attorney (contained on page 6 hereof).

---------------------
(1) Incorporated by reference to the Registrant's Annual Report on Form 10-K, filed with the SEC on March 29, 2001.